UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2021

ARIES I ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40421	98-1578649
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Lime Tree Bay, P.O. Box 1569

Grand Cayman, Cayman Islands KY-1110

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (630) 386-5288

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant	RAMMU	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.0001 per share	RAM	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one Class A ordinary share, each at an exercise price of $11.50 per share	RAMMW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Aaron Ratner to the Board

On October 6, 2021, the Board of Directors of Aries I Acquisition Corporation (the "Board") appointed Aaron Ratner to serve on the Board as a Class I director.

Mr. Ratner brings over 20 years of global investment and development experience. From July 2020 to present, Mr. Ratner has been the President of Cross River Infrastructure Partners LLC, a platform of development companies deploying climate technology into sustainable infrastructure projects across carbon capture, clean fuels, clean energy and sustainable alternative protein. From November 2017 to present, Mr. Ratner has served as the ClimateTech Venture Partner at Vectr Ventures, a Hong Kong-based venture capital investment fund manager. While at Vectr Ventures he has led investments in carbon utilization and transformation, pollination technology and sustainable protein production. From June 2016 to April 2020, Mr. Ratner was the Director and then the Managing Director, and Head of Origination, of Ultra Capital LLC, a sustainable infrastructure project finance investment fund manager. During that time, he led the firm’s activity in renewable natural gas and agriculture waste-to-value. From November 2014 to June 2016, Mr. Ratner was a Developer in Residence at Generate Capital, a sustainable infrastructure investment company based in San Francisco, California. From 2012 to 2014, Mr. Ratner was the President of i2 Capital Group, an impact investment merchant bank, where he worked on land conservation and mitigation banking, including the Sweetwater River Conservancy, which was at the time one of the largest mitigation banking projects in the United States. From 2008 to 2014, Mr. Ratner was a Managing Partner of Laguna Capital Partners, a principal investment and advisory firm based in Los Angeles, California, where he focused on technology and consumer startups. From 2000 to 2005, Mr. Ratner was an Associate with Simon Murray & Company, a multi-strategy investment firm based in Hong Kong, SAR. Mr. Ratner began his career in 1999 as an analyst in the Technology Investment Banking Group at Merrill Lynch in Palo Alto, California, where he worked on financings for Internet Capital Group, homestore.com, Webvan and other early internet companies.

Mr. Ratner holds a B.A. in Economics from the University of Pennsylvania, and a Master’s of Science in Management from the Stanford University Graduate School of Business.

Mr. Ratner will serve as a director until the Company’s first annual meeting of shareholders. Mr. Ratner is not a party to any arrangement or understanding with any person pursuant to which he was appointed as director nor is he a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

Appointment of Paul Wolfe to the Board

On October 6, 2021, the Board appointed Paul Wolfe to serve on the Board as a Class II director.

Mr. Wolfe has deep experience in both public and private markets and in all phases of company growth including seed capital, growth capital, secondary markets, M&A, trade sales, PIPE transactions, warrants, and public exits. As a Principal for over a decade at Ritchie Capital Management, a global multi-strategy alternative investment platform, Mr. Wolfe managed its private equity / venture capital, real estate, energy, and insurance teams. Additionally, Mr. Wolfe is the former COO of Mission Measurement, a leading strategy advisory firm recognized globally for its leadership in the design, measurement, and evaluation of the investments of corporations, foundations, and governments targeting a social impact. Mr. Wolfe also worked at GE Capital, where he served as Deal Manager for several GE investments in telecommunications in Latin America and Europe. Post-transaction service included appointment as Board Director and the Integration Manager (Interim COO) for several GE investments in the region. At Bain & Company, Mr. Wolfe served as a strategy consultant in the U.S. and Brazil. He holds a B.A. from Williams College and a M.B.A. from the University of Chicago Booth School of Business. Mr. Wolfe is currently the Chief Operating Officer for Aries I Acquisition Corporation.

Mr. Wolfe will serve as a director until the Company’s second annual meeting of shareholders. Mr. Wolfe is not a party to any arrangement or understanding with any person pursuant to which he was appointed as director nor is he a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

A copy of the press release issued by the Company announcing the appointments of Mr. Ratner and Mr. Wolfe is attached hereto as Exhibit 99.1.

Item 9.01             Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated October 13, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRLdocument)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIES I ACQUISITION CORPORAITON

By:	/s/ Paul Wolfe
	Name:	Paul Wolfe
	Title:	Chief Operating Officer

Dated: October 13, 2021